Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS FIRST QUARTER 2017 RESULTS

Net Income of $0.16 Per Diluted Share

Normalized FFO of $0.26 Per Diluted Share

VIRGINIA BEACH, VA, May 2, 2017 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter ended March 31, 2017 and provided an update on current events.

Highlights include:

•	Net income of $8.8 million, or $0.16 per diluted share, for the quarter ended March 31, 2017 compared to net income of $26.5 million, or $0.57 per diluted share, for the quarter ended March 31, 2016.

•
Normalized Funds From Operations (“FFO”) of $14.6 million, or $0.26 per diluted share, for the quarter ended March 31, 2017 compared to Normalized FFO of $11.6 million, or $0.25 per diluted share, for the quarter ended March 31, 2016.

•	FFO of $14.8 million, or $0.27 per diluted share, for the quarter ended March 31, 2017 compared to FFO of $8.4 million, or $0.18 per diluted share, for the quarter ended March 31, 2016.

•	Same Store Net Operating Income (“NOI”) increased for the eleventh consecutive quarter.

•	Core operating property portfolio occupancy at 94.3% compared to 94.7% as of March 31, 2016.

•
Announced $100 million of new development in historic downtown Charleston, South Carolina, consisting of two student housing assets that the Company will develop as the majority partner of a new joint venture and build as the general contractor.

•	Leased 40,000 square feet at 4525 Main Street in the Town Center of Virginia Beach, bringing occupancy to over 93% for this asset.

•	Entered into an agreement to invest in the development of a $34 million Whole Foods anchored center located in Decatur, Georgia.

•	The Company is maintaining its 2017 full-year Normalized FFO guidance range of $0.99 to $1.03 per diluted share.

Commenting on the Company’s results, Louis Haddad, President and CEO, said, "Our first quarter results are in line with our expectations and our Normalized FFO guidance for 2017 is unchanged. As we said at the beginning of the year, we remain very focused on delivering the tremendous growth expected from our development pipeline. With delivery commencing later this year and meaningful earnings growth thereafter, we believe these top-quality assets constitute significant value creation for our Company."

Financial Results

Net income for the first quarter decreased to $8.8 million compared to $26.5 million for the first quarter of 2016. The period-over-period change was due to the $26.7 million gain on an asset sale in 2016 partially offset by a $2.7 million change in fair value on interest rate derivatives.

Normalized FFO for the first quarter increased to $14.6 million compared to $11.6 million for the first quarter of 2016. FFO for the first quarter increased to $14.8 million compared to $8.4 million for the first quarter of 2016. The period-over-period changes in Normalized FFO and FFO were positively impacted by property acquisitions, organic Same Store NOI growth, higher interest income, and construction segment gross profits, which were partially offset by higher interest expense. FFO was positively impacted by mark-to-market gains on interest rate derivatives.

Operating Performance

At the end of the first quarter, the Company’s office, retail and multifamily core operating property portfolios were 87.7%, 96.7% and 92.7% occupied, respectively.

Total construction contract backlog was $157.7 million at the end of the quarter.

Balance Sheet and Financing Activity

As of March 31, 2017, the Company had $528 million of total debt outstanding, including $82 million outstanding under its revolving credit facility. Total debt outstanding excludes unamortized GAAP fair value adjustments and deferred financing costs. Approximately 46% of the Company’s debt had fixed interest rates or were subject to interest rate swaps as of March 31, 2017. After considering LIBOR interest rate caps with strike prices at or below 150 basis points as of March 31, 2017, approximately 97% of the Company’s debt was fixed or hedged.

During the first quarter, the Company raised an aggregate of $3.5 million of gross proceeds under its At-The-Market (“ATM”) continuous equity offering program at a weighted average price of $14.17 per share.

Outlook

The Company is maintaining its 2017 full-year guidance and expects 2017 Normalized FFO in the range of $0.99 to $1.03 per diluted share to remain unchanged. The following table outlines the Company’s assumptions along with Normalized FFO per share estimates for the full-year 2017.

Full-year 2017 Guidance [1]	Expected Ranges
Total NOI	$73.7M	$74.2M
Construction company annual segment gross profit	$5.6M	$6.3M
General and administrative expenses	$10.6M	$11.0M
Interest income	$6.7M	$6.9M
Interest expense	$18.0M	$18.5M
Normalized FFO per diluted share [2]	$0.99	$1.03

[1] Excludes the impact of any future acquisitions, dispositions or other capital markets activity, except for a single tenant asset scheduled to sell in the third quarter as well as opportunistic sales of additional shares under the ATM program, assuming favorable market conditions.
[2] Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives and other non-comparable items.  See “Non-GAAP Financial Measures.” In addition, the calculation of Normalized FFO per diluted share assumes 57 million weighted average shares and units outstanding, including shares issued under the ATM program. The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com under the Investor Relations section.

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, May 2, 2017 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investor Relations page of the Company’s website, www.ArmadaHoffler.com, or through www.viavid.com.  To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international).  A replay of the conference call will be available through Friday, June 2, 2017 by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13658039.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. is a full service real estate company with extensive experience developing, building, owning and managing high-quality, institutional-grade office, retail and multifamily properties in attractive markets throughout the Mid-Atlantic and Southeastern United States. The Company has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company’s construction and development business, including backlog and timing of deliveries, financing activities, as well as acquisitions, dispositions and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and the other documents filed by the Company with the Securities and Exchange Commission.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”).  NAREIT defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure.  The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance.  Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited.  In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, property acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives and other non-comparable items.

For reference, as an aid in understanding the Company’s computation of FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Normalized FFO has been included in the final page of this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$898,526	$894,078
Held for development	8,042	680
Construction in progress	19,198	13,529
Accumulated depreciation	(145,981)	(139,553)
Net real estate investments	779,785	768,734

Cash and cash equivalents	10,039	21,942
Restricted cash	3,649	3,251
Accounts receivable, net	14,122	15,052
Notes receivable	60,959	59,546
Construction receivables, including retentions	50,151	39,433
Construction contract costs and estimated earnings in excess of billings	812	110
Equity method investments	10,794	10,235
Other assets	62,593	64,165
Total Assets	$992,904	$982,468

LIABILITIES AND EQUITY
Indebtedness, net	$522,394	$522,180
Accounts payable and accrued liabilities	11,008	10,804
Construction payables, including retentions	57,457	51,130
Billings in excess of construction contract costs and estimated earnings	9,823	10,167
Other liabilities	39,107	39,209
Total Liabilities	639,789	633,490
Redeemable noncontrolling interest	2,000	—
Total Equity	351,115	348,978
Total Liabilities and Equity	$992,904	$982,468

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016
	(Unaudited)
Revenues
Rental revenues	$27,232	$23,283
General contracting and real estate services	63,519	36,803
Total revenues	90,751	60,086

Expenses
Rental expenses	6,068	5,329
Real estate taxes	2,509	2,349
General contracting and real estate services	61,196	35,037
Depreciation and amortization	9,475	8,149
General and administrative	2,986	2,484
Acquisition, development and other pursuit costs	47	704
Impairment charges	4	35
Total expenses	82,285	54,087

Operating income	8,466	5,999

Interest income	1,398	182
Interest expense	(4,535)	(3,791)
Gain on real estate dispositions	3,395	26,674
Change in fair value of interest rate derivatives	294	(2,389)
Other income	37	76
Income before taxes	9,055	26,751
Income tax provision	(302)	(218)
Net income	8,753	26,533
Net income attributable to noncontrolling interests	(2,817)	(9,163)
Net income attributable to stockholders	$5,936	$17,370

Per diluted share	$0.16	$0.57

Weighted average shares and units outstanding	55,475	46,218

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016
	(Unaudited)

Net income	$8,753	$26,533

Depreciation and amortization	9,475	8,149
Gain on dispositions of operating real estate(1)	(3,395)	(26,244)

Funds From Operations (FFO)	$14,833	$8,438

Acquisition costs	47	704
Impairment charges	4	35
Change in fair value of interest rate derivatives	(294)	2,389

Normalized FFO	$14,590	$11,566

Net income per diluted share and unit	$0.16	$0.57

FFO per diluted share and unit	$0.27	$0.18

Normalized FFO per diluted share and unit	$0.26	$0.25

Weighted average shares and units outstanding	55,475	46,218

(1) Excludes gains on non-operating undepreciated real estate of $430 for the three months ended March 31, 2016.

Contact:

Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer and Treasurer
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684